UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2007

Restore Medical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51998	41-1955715
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Patton Road, St. Paul, Minnesota		55113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(651) 634-3111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 1, 2007, the Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board of Directors, approved an amendment to 247,750 stock options that were granted to eleven Company employees between May 15, 2006 and July 20, 2006 (including the initial 178,500 stock options that were granted to Christopher R. Geyen, the Company’s Chief Financial Officer, on May 16, 2006), whereby the exercise price of such stock options was reduced to $3.89 per share (the closing price of the Company’s common stock on the Nasdaq Global Market on February 1, 2007).

The objectives of the stock option re-pricing were to address (i) the discrepancy in equity value of stock options granted to this group of employees who were recruited to the Company during a critical period in the Company’s growth in connection with or immediately subsequent to the Company’s initial public offering, versus the equity value provided in stock options granted to other employees prior to the Company’s initial public offering or subsequent to July 20, 2006 with a significantly lower exercise price per share, and (ii) the potential retention issue with respect to this group of employees presented by this discrepancy in equity value of stock options. The Compensation Committee determined that the stock option re-pricing for these eleven employees was consistent with the Company’s objective of having all employees, especially new sales representatives and management, to share a common equity incentive in accelerating the growth of the Company’s business, as well as providing an appropriate and market based incentive.

All other terms of the stock options, including vesting and termination dates, remained the same. Mr. Geyen’s stock options were the only stock options held by the Company’s executive officers or directors that were impacted by the re-pricing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Restore Medical, Inc.

February 7, 2007	By:	/s/ Robert J. Paulson, Jr.

Name: Robert J. Paulson, Jr.
Title: Chief Executive Officer